Exhibit 10.1

Execution version

SECOND OMNIBUS AMENDMENT TO

MASTER REPURCHASE AGREEMENT

AND OTHER TRANSACTION DOCUMENTS

THIS SECOND OMNIBUS AMENDMENT TO MASTER REPURCHASE AGREEMENT AND OTHER TRANSACTION DOCUMENTS, dated December 28, 2016 but effective as of November 16, 2016 (the “Effective Date”) (this “Omnibus Amendment No. 2”), is entered into by and among RAIT CMBS CONDUIT II, LLC, a Delaware limited liability company, as seller (together with its permitted successors and assigns in such capacity, “Seller”), BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales, as purchaser (together with its successors and assigns in such capacity, “Purchaser”), and RAIT FINANANCIAL TRUST, a Maryland real estate investment trust, as guarantor (together with its successors and permitted assigns, in such capacity, “Guarantor”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Repurchase Agreement (as defined below).

R E C I T A L S

WHEREAS, Seller and Purchaser are parties to that certain Master Repurchase Agreement, dated as of November 23, 2011, as amended by (i) that certain First Amendment to the Master Repurchase Agreement, dated as of December 27, 2011, by and between Seller and Purchaser, (ii) that certain Second Amendment to the Master Repurchase Agreement, dated as of February 16, 2012, by and between Seller and Purchaser, (iii) that certain First Omnibus Amendment to Master Repurchase Agreement and Other Transaction Documents, dated as of June 30, 2013, by and among Seller, Purchaser and Guarantor (the “Omnibus Amendment 1”), and (iv) that certain Third Amendment to Master Repurchase Agreement, dated as of December 12, 2014, by and between Seller and Purchaser (collectively, the “Existing Repurchase Agreement” and, as amended by this Omnibus Amendment No. 2, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Repurchase Agreement”);

WHEREAS, in connection with the Repurchase Agreement, Seller, Guarantor and Purchaser are parties to that certain Fee Letter, dated as of November 23, 2011, as amended by (i) that certain First Amendment to Fee Letter, dated as of November 21, 2013, by and between Seller and Purchaser, and (ii) that certain Second Amendment to Fee Letter, dated as of December 12, 2014, by and between Seller, Guarantor and Purchaser (collectively, the “Existing Fee Letter” and, as amended by this Omnibus Amendment No. 2, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Fee Letter”);

WHEREAS, in connection with the Repurchase Agreement, Guarantor executed and delivered that certain Guaranty, dated as of November 23, 2011, by Guarantor for the benefit of Purchaser, as amended by (i) the Omnibus Amendment 1, and (ii) that certain Second Amendment to Guaranty, dated as of December 12, 2014, by Guarantor for the benefit of Purchaser (collectively, the “Existing Guaranty” and, as amended by this Omnibus Amendment No. 2, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Guaranty”); and

WHEREAS, the parties hereto desire to make certain amendments and modifications to the Existing Repurchase Agreement, the Existing Fee Letter and the Existing Guaranty.

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.Amendments to Existing Repurchase Agreement.

(a)Effective as of the Effective Date, the following definitions in Article 2 of the Existing Repurchase Agreement are each added or, if already present in the Existing Repurchase Agreement, amended and restated in its entirety, as follows:

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of (i) the Purchase Price of such Purchased Asset; (ii) the accreted and unpaid Purchase Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid costs and expenses relating to such Purchased Assets; and (iv) any other amounts due and owing by Seller to Purchaser and its Affiliates pursuant to the terms of this Agreement (including, without limitation, pursuant to Article 3(l) of this Agreement and any Exit Fees) as of such date.  In addition to the forgoing, the Repurchase Price shall be (i) decreased by (A) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce such Repurchase Price and (B) any other amounts specifically paid to Purchaser by Seller to reduce such Repurchase Price and (ii) increased by any Margin Return Amounts with respect to such Purchased Asset.

“Termination Date” shall mean the day that is the earlier of (i) November 16, 2017 or such later date as may be in effect pursuant to Article 3(m) hereof, or (ii) the day on which an Event of Default occurs (after all applicable grace, notice and/or cure periods).

Section 2.	Amendments to the Existing Fee Letter.

(a)Effective as of the Effective Date, Section 1 of the Existing Fee Letter is amended by adding the following definition of “Exit Fee”:

“Exit Fee” shall mean, with respect to each Purchased Asset, a non-refundable fee that shall be deemed due, earned and payable when the outstanding Repurchase Price for any Purchased Asset is repaid equal to the product of (a) 0.25% and (b) the amount of the Purchase Price repaid; provided that, no Exit Fee shall be due and payable in connection with any amount of Purchase Price repaid for which the source of funds is a prepayment or repayment of the Purchased Asset by the underlying obligor.

(b)Effective as of the Effective Date, the following definitions in Section 1 of the Existing Fee Letter are deleted in their entirety: “Gross Proceeds,” “Hedge Effect,” “Net Carry,” “Net Mortgagor Deposits,” “Net Profits,” “Purchased Asset Basis,” “Purchased Asset Origination Cost,” “Purchaser Net Profit Amount,” “Seller Expenses” and “Seller Net Profit Amount”.

(c)Effective as of the Effective Date, Section 1 of the Existing Fee Letter is amended by deleting the definition of “Maximum Facility Purchase Price” in its entirety and replacing it with the following:

“Maximum Facility Purchase Price” shall mean $100,000,000.

(d) Effective as of the Effective Date, Section 2 of the Existing Fee Letter is amended by deleting it in its entirety and replacing it with the following:

Section 2.[Reserved]

Section 3.	Amendments to the Existing Guaranty.

(a)Effective as of the Effective Date, Article V(g) of the Existing Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:

(g)Financial Covenants.  Guarantor shall at all times satisfy the following financial covenants:

(i)Minimum Adjusted Book Value.  Guarantor shall at all times maintain an Adjusted Book Value of not less than the sum of (x) $575 million plus (y) 75% of the net proceeds received by Guarantor in connection with any issuance of Equity Interests in Guarantor, minus (z) 100% of the amount paid by Guarantor for the repurchase of any

Equity Interests in Guarantor, in each case subsequent to November 16, 2016.

(ii)Minimum Fixed Charge Coverage Ratio.   Guarantor shall at all times maintain a Fixed Charge Coverage Ratio of no less than 1.20 : 1.00.

(iii)Maximum Leverage.  Guarantor shall at all times maintain a ratio of (x) Total Liabilities to (y) Adjusted Total Assets of no greater than 80%.

(iv)Minimum Cash Liquidity.  Guarantor shall at all times maintain Cash Liquidity of no less than $10,000,000.

(v)Minimum Total Liquidity.  Guarantor shall at all times maintain Total Liquidity of no less than $20,000,000.

Section 4.	Transaction Documents in Full Force and Effect as Modified.

Except as specifically modified hereby, the Transaction Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.  All references to the Transaction Documents shall be deemed to mean the Transaction Documents as modified by this Omnibus Amendment No.2.  This Omnibus Amendment No. 2 shall not constitute a novation of the Transaction Documents, but shall constitute modifications thereof.  The parties hereto agree to be bound by the terms and conditions of the Transaction Documents, as modified by this Omnibus Amendment No. 2, as though such terms and conditions were set forth herein.

Section 5.Representations.

Seller and Guarantor each represents and warrants, as of the Effective Date, as follows:

(a)it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified in each jurisdiction necessary to conduct business as presently conducted;

(b)the execution, delivery and performance by it of this Omnibus Amendment No. 2 are within its corporate, company or partnership powers, has been duly authorized and does not contravene (i) its organizational documents or its applicable resolutions, (ii) any Requirements of Law or (iii) any contractual obligation to which it is a party;

(c)other than applicable resolutions, no consent, license, permit, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against it of this Omnibus Amendment No. 2 or the Transaction Documents;

(d)this Omnibus Amendment No. 2 has been duly executed and delivered by it;

(e)each of this Omnibus Amendment No. 2 and the Transaction Documents constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, other limitations on creditors’ rights generally and general principles of equity; and

(f)after giving effect to this Omnibus Amendment No. 2, it is in compliance with its covenants set forth in the Transaction Documents and no Default or Event of Default exists.

Section 6.Fees and Expenses.

(a)Extension Fee.  On the date hereof and as a condition precedent to the effectiveness of this Omnibus Amendment No. 2, Seller shall pay to Purchaser an Extension Fee, such amount to be paid to Purchaser in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)Expenses. Seller and Guarantor shall pay on demand all of Purchaser’s out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of this Omnibus Amendment No. 2.

Section 7.Miscellaneous.

(a)This Omnibus Amendment No. 2 may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  The parties intend that faxed signatures and electronically imaged signatures such as PDF files shall constitute original signatures and are binding on all parties.

(b)The descriptive headings of the various sections of this Omnibus Amendment No. 2 are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)This Omnibus Amendment No. 2 (together with the other Transaction Documents, as amended hereby) represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties.  There are no unwritten oral agreements between the parties.

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IN WITNESS WHEREOF, the parties have caused this Omnibus Amendment No. 2 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:
RAIT CMBS CONDUIT II, LLC a Delaware limited liability company
By:		RAIT Funding, LLC, a Delaware limited liability company, its sole Member

	By:	RAIT JV TRS Sub, LLC, its sole Member

		By:	RAIT JV TRS, LLC, its sole Member

			By:	ITS MEMBERS:

RAIT Partnership, L.P., its Co Managing Member

				By:	RAIT General, INC., its General Partner

				By:	/s/ Jamie Reyle
					Name:	Jamie Reyle
					Title:	SMD-Chief Legal Officer

Taberna Realty Finance Trust, a Maryland real estate investment trust, its Co-Managing Member

By:		/s/ Jamie Reyle
	Name:	Jamie Reyle
	Title:	SMD-Chief Legal Officer

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Barclays-RAIT - Second Omnibus Amendment

PURCHASER:
BARCLAYS BANK PLC a public limited company originated under the laws of England and Wales

By:	/s/ Michael Birajiclian
Name:	Michael Birajiclian
Title:	Authorized Signatory

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Barclays-RAIT - Second Omnibus Amendment

GUARANTOR:
RAIT FINANCIAL TRUST a Maryland real estate investment trust

By:	/s/ Jamie Reyle
Name:	Jamie Reyle
Title:	SMD-Chief Legal Officer

Barclays-RAIT - Second Omnibus Amendment